Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-51219 and 333-108994 on Form S-8 of our report dated September XX, 2008, appearing in this Annual Report on Form 11-K of The Procter & Gamble Ireland Employees Share Ownership Plan for the year ended 30 June 2008.

/s/ DELOITTE & TOUCHE LLP

Newcastle upon Tyne, United Kingdom

September XX, 2008